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                                                                    EXHIBIT 10.9

                      EMPLOYMENT AND CONSULTING AGREEMENT

        THIS AGREEMENT is made on November 20, 1991, between ON COMMAND VIDEO CORPORATION, a California corporation ("Company"), and Robert Snyder ("Mr. Snyder").

                                    RECITALS

A. The Company is in the business of designing, manufacturing, installing, and operating hotel pay-per-view video selection and distribution systems allowing hotel guests to select from a large number of programs for viewing at any time they choose.

B. Mr. Snyder has been employed by the Company on an "at-will" basis for a number of years in a number of capacities, most recently as President and Chief Operating Officer.

C. Mr. Snyder desires to obtain increased compensation and the other covenants of OCV in this written Employment and Consulting Agreement, and to assure his continued engagement by the Company, first, as an employee of the Company, and second, as a provider of exclusive consulting services subsequent to his employment, in order to induce Comsat Video Enterprises, Inc., a Delaware corporation ("CVE"), to make a substantial equity investment in the Company pursuant to a Stock Purchase Agreement dated the date of this Agreement.

D. OCV desires to secure the services and the other covenants of Mr. Snyder in this written Employment and Consulting Agreement, and to induce CVE's investment in OCV.

        NOW, THEREFORE, in consideration of the above premises, and the terms, covenants, and conditions set forth in this Agreement, the parties agree as follows:

1.      Engagement as Employee and Consultant

1.1 The Company hereby employs Mr. Snyder and Mr. Snyder hereby accepts employment, upon the terms, covenants, and conditions contained in this Agreement.

1.2 The Company hereby engages the exclusive consulting services of Mr. Snyder, and Mr. Snyder hereby accepts an exclusive engagement as a consultant to the Company, upon the terms, covenants, and conditions contained in this Agreement.

2.      Term

2.1 The term of Mr. Snyder's employment under this Agreement shall extend for five years from the date of this Agreement, unless Mr. Snyder is terminated as set forth in Paragraphs 10 or 11 (the "employment period"). On expiration of this five-year term, any continued employment shall be at will,

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terminable by either party at any time, with or without cause, on notice to the other.

2.2 Mr. Snyder shall provide the consulting services contemplated by this Agreement from the date of termination of his employment for any reason whatsoever other than pursuant to Paragraph 10, until the expiration of seven years after the date of this Agreement (the "exclusive consulting period"). The parties agree that their undertakings to enter the exclusive consulting agreement are independent of the employment agreement except as to duration and shall be performed regardless of whether the termination of the employment is made with or without "good cause" as set forth in Paragraph 11.

3. Duties.

3.1 Mr. Snyder is hereby employed initially as President and Chief Operating Officer. During the employment period, Mr. Snyder's duties and responsibilities shall remain comparable to those performed by Mr. Snyder prior to this Agreement and shall include those as may be directed by the Board of Directors of the Company from time to time. Mr. Snyder will devote the time, energy and skill as a full-time employee as is necessary to perform the services required hereunder and to promote the Company's interests.

3.2 During the exclusive consulting period, Mr. Snyder shall serve as a consultant to the Company on an exclusive basis. During the exclusive consulting period, Mr. Snyder shall make himself available to the Company on reasonable notice as needed for up to one hundred hours per year for consultation on matters within his expertise. During the exclusive consulting period, Mr. Snyder shall have the status of an independent contractor.

4. Compensation

4.1 During the employment period, the Company shall pay to Mr. Snyder in installments to be paid monthly, a basic salary at the rate of One Hundred Thirty Thousand Dollars ($130,000) per year, subject to review by the Company's Board of Directors for possible increases on January 1 of each year starting with 1993. During the employment period, Mr. Snyder also shall be eligible to receive incentive bonus compensation based on Mr. Snyder's and the Company's performance in accordance with an incentive bonus program to be established by mutual agreement of Mr. Snyder and the Board of Directors.

4.2 During the exclusive consulting period, the Company shall pay to Mr. Snyder in installments to be paid monthly, a fixed fee of Twenty Thousand Dollars ($20,000) per year.



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5.      Expenses

5.1 During the employment period, the Company shall reimburse Mr. Snyder for all authorized traveling and entertainment expenses and other disbursements reasonably incurred by Mr. Snyder for or on behalf of the Company in the performance of his employment which are properly substantiated by Mr. Snyder and are in accordance with the expense policies adopted by the Board of Directors.

5.2 During the exclusive consulting period, the Company shall reimburse Mr. Snyder for expenses incurred on behalf of the Company to the extent authorized in advance in writing by the Company and properly substantiated by him.

6.      Vacations

6.1 During the employment period, Mr. Snyder shall be entitled to have reasonable non-cumulative vacations in accordance with Company policies during each year which shall be at such times as shall be mutually agreed upon between Mr. Snyder and the Board of Directors of the Company.

6.2 Mr. Snyder shall not be entitled to vacation benefits during the exclusive consulting period.

7.      Other Benefits

7.1 During the employment period, Mr. Snyder shall be eligible to participate in such "benefit plans" as may be in force from time to time throughout the Company, subject to the eligibility requirements applicable to said plans, including but not limited to savings and deferral plans, profit sharing plans, pension plans, group health and accident insurance and group life insurance, if any, as determined by the Company's Board of Directors. Nothing contained herein shall be construed as requiring the Company to provide such other benefit plans or any of them, nor does the Company represent that such shall be provided. If any such benefit plans are provided by the Company, the Company reserves the right to unilaterally cancel all or any one or more of them as provided in any document or agreement establishing such plans, and such cancellation shall in no way be construed as breach of this Agreement by the Company nor constitute an excuse for the failure of Mr. Snyder to continue to comply with the requirements hereof.

7.2 Mr. Snyder shall not be entitled to any such benefits during the exclusive consulting period.

8.      Proprietary Information and Inventions; Confidentiality;
        Non-Solicitation; Non-Competition

8.1 General. The parties recognize and acknowledge the industry in which the Company is engaged is highly competitive



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and fast-changing, and that the success and continued viability of the Company depends primarily on its ability continually to improve and develop its services and products so that it can offer services and products that are technologically equal to or superior to, and equally or better suited to the needs of particular markets, than those offered by the Company's competitors, many of whom have greater financial resources and larger sales organizations than it. To gain and maintain this competitive position, the Company intends that Mr. Snyder will obtain knowledge of trade secrets, developments, discoveries, inventions, ideas and theories acquired at the expense of the Company including through Mr. Snyder's own efforts. Mr. Snyder has been a key person to the Company and has an intimate knowledge and thorough understanding of this information of the Company, and the parties further recognize and agree that the Company has a legitimate interest in protecting this information for a limited period of time. The parties further recognize and agree that the only practicable way to protect this information is to restrict the activities of Mr. Snyder during the exclusive consulting period as well as during the employment period. The parties have, therefore, agreed upon the following covenants:

8.2 Proprietary Information and Inventions Agreement Remains in Effect. Mr. Snyder hereby reconfirms, and shall remain bound by, his obligations under the Proprietary Information and Inventions Agreement between the Company and Mr. Snyder dated December 31, 1987 a copy of which is attached as Exhibit A to this Agreement.

8.3 Exclusivity Covenant. Recognizing that the territory in which the Company conducts business through marketing and provision of its services and products (including businesses conducted by licensees pursuant to licenses granted by the Company such as the Exclusive License Agreement with CVE dated the date of this Agreement) is nationwide and worldwide in scope, and that competitors of the Company are located in various parts of the United States of America and in other countries, and compete with the Company in nationwide and worldwide markets, and that within this territory, the Company (including its licensees such as CVE) has achieved favorable identification through promotion and marketing efforts, it is mutually acknowledged that any restriction less than nationwide and worldwide in scope would be of little, if any, value to the Company. Mr. Snyder, therefore, agrees that throughout the exclusive consulting period, as well as the employment period, Mr. Snyder will not, except as otherwise provided herein, engage or participate, directly or indirectly, (whether as principal, agent, employee, employer, consultant, stockholder, partner, investor, lender, or in any other individual or representative capacity whatever) in the conduct or management of, or as an equity or debt investor in, any business competitive with that of the Company located anywhere within the United States or in any foreign country where the Company then conducts business as described above. Mr. Snyder expressly agrees that these covenants are reasonable as to


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time, geographical area and otherwise and that they are no greater than is required for the protection of the Company. The Company will respond to written inquiry from Mr. Snyder as to whether or not a particular market or area is considered by the Company to be included within the territory restricted by this covenant.

8.4 "Competitive" Business Defined. For the purposes of this Agreement, a business shall be considered to be competitive with the business conducted by the Company if such business is engaged in designing, manufacturing, installing, maintaining, or operating services or products similar to: (a) any service or product currently provided by the Company (alone or through its licensees) as of the date of execution of this Agreement by all parties; (b) any service or product which evolves from or results from enhancements in the ordinary course during the exclusive consulting period, as well as the employment period, to the services or products currently provided by the Company (alone or through its licensees) as of the date of execution of this Agreement by all parties; or
(3) any future service or product of the Company (or its licensees) as to which Mr. Snyder materially and substantially participates in the design, manufacture, installation, maintenance, or operation; provided, however, that in no event shall the services, products, or activities described Schedule 8.4 attached hereto and incorporated herein by reference as permitted activities, if any, be considered to be competitive under this Agreement.

8.5 Non-Solicitation Covenant. During the exclusive consulting period, as well as the employment period, Mr. Snyder will not solicit any officer, director, executive or employee of the Company (or of its licensees) to leave his or her employment nor will he call upon, solicit, divert or attempt to solicit or divert from the Company any of their customers or suppliers whose names he was aware of during the term of his employment or consulting with the Company.

8.6 Permitted Activities. Nothing in this Agreement shall be deemed to prohibit Mr. Snyder from calling upon or soliciting a customer or supplier of the Company (or its licensees) during the exclusive consulting period if such action relates solely to a business which is not competitive with the business conducted by the Company as described in subparagraph 8.3. Furthermore, nothing in this Agreement shall be deemed to prohibit Mr. Snyder during the employment period or during the exclusive consulting period from owning equity or debt investments in any corporation, partnership, or other business which is competitive with the Company, provided such investment is described in the attached Schedule 8.6 prior to execution by the parties, or (for investments made after the execution of this Agreement) (a) which are passive investments and constitute one percent (1%) or less of the outstanding equity securities of such an entity whose equity securities are traded with the general public on a


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national securities exchange or other public market, or (b) which investments were previously approved in writing by the Company.

9. Restriction on Transfer or Encumbrance of Stock

        Mr. Snyder agrees during the term of his employment and consulting with the Company, not to sell, transfer, encumber, or otherwise relinquish or diminish his ownership interest in the shares of common stock of the Company held by him at the date of this Agreement, except for (a) sales of up to twenty percent (20%) of those shares held by Mr. Snyder at the date of this Agreement (assuming for the purposes of this Paragraph 9 only that all options to purchase common stock of the Company outstanding at the date of this Agreement have been exercised) in any single calendar year for purposes of covering extraordinary expenses of Mr. Snyder or his family (including but not limited to educational or medical expenses, or purchasing, remodeling, or furnishing his residence(s), etc.) which cannot be met readily from other resources available to him, and (b) sales of such additional shares as may be permitted by consent of the Board of Directors. Any sales shall be made in compliance with the Right of First Refusal Agreement among Mr. Snyder, CVE, and the Company dated the date of this Agreement.

10. Death, Disability

        This Agreement shall terminate in the event of the death of Mr. Snyder. In the event that Mr. Snyder shall become so disabled as to be incapable of performing his duties with the Company for six (6) consecutive months (determined as provided below), or is adjudged incompetent by a court of competent jurisdiction, the Company may terminate this Agreement effective on thirty (30) days' notice. Mr. Snyder's compensation and any benefits under this Agreement shall continue until such effective date of termination. The determination of whether Mr. Snyder has become so disabled as to be incapable of performing his duties shall be made by the Company's Board of Directors after seeking the advice of three physicians. The Board's determination shall be binding on all parties.

11. Termination of Employment for Cause; Constructive Termination

11.1 The five-year employment period provided in Paragraph 2 of this Agreement may be terminated by the vote of a majority of the Board of Directors of the Company on notice from the Company, with obligation only for compensation up to the date of termination, for willful malfeasance, material nonfeasance, gross neglect having a material, adverse effect on the Company, or material breach of paragraph 8, any of which shall constitute "good cause" for termination.

11.2 Mr. Snyder will be deemed to have been terminated by the Company other than for good cause if he resigns from the


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Company upon the occurrence of any of the following ("constructive termination"): (1) a material reduction in salary or benefits, (2) a material reduction in responsibilities, or (3) a requirement to relocate, except for office relocations that would not increase Mr. Snyder's one-way commute distance by more than 35 miles.

11.3 As Mr. Snyder's sole and exclusive remedy for termination of employment other than for good cause, Mr. Snyder's consulting compensation for the years of the consulting term extending through December 31, 1996 shall be increased to the amount of his annual basic salary in effect at the time of the termination of his employment.

12.     Remedies; Severability; Nonwaiver

12.1 Both parties understand and agree that a breach by Mr. Snyder of any of the terms, covenants, and conditions of this Agreement will cause irreparable damage to the Company which may not be adequately remedied solely by an action for damages, and Mr. Snyder expressly waives the defense that a remedy in damages will be adequate. Therefore, the Company shall be entitled to seek and obtain an injunction from any court of competent jurisdiction, restraining any further violation of this Agreement, in addition to any other available remedies.

12.2 If any agreement, covenant, or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule or public policy, all other agreements, covenants, and provisions of this Agreement, shall, nevertheless, remain in full force and effect. If any of the rights and restrictions contained herein shall be deemed to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope, or other provisions hereof, and enforce such rights or restrictions in their reduced form for all purposes and manner contemplated hereby.

12.3 A party's election of any one or more remedies shall be cumulative and shall not constitute a waiver of the party's right to pursue other available remedies. Each party shall be entitled to offset against payments which it may owe to the other party amounts which may become due to that party from the other (including damages arising from breaches of obligations under this Agreement).

12.4 Any failure by the Company to enforce any provision of this Agreement shall not be construed as a waiver of such provision, or prevent the enforcement of each and every other provision of this Agreement.



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13.     Notice

        Any communication, notice, request, demand or other communication permitted or required to be given hereunder shall be in writing and shall be
(i) delivered personally, or (ii) by registered or certified mail or courier, postage prepaid, return receipt requested, and addressed to Mr. Snyder at the last address reflected in the Company's records and to the Company at its principal office, in each case with copies to CVE c/o Robert J. Perry, Communications Satellite Corporation, 950 L'Enfant Plaza, S.W., Washington, D.C. 20024 and Michael F. McAllister, Comsat Video Enterprises, Inc., 22300 Comsat Drive, Clarksburg, MD 20871.

        If delivered personally or by courier, the day after a communication, notice, request, instruction or document is dispatched shall be the date on which such delivery is made, and, if delivered by mail, three days after the date on which such notice, communication, request, instruction or document is deposited in the mail shall be deemed the date of delivery. A party may change addresses for communications by prior written notice to the other party.

14.     Further Acts

14.1 The parties to this Agreement agree to execute any further instruments and to perform any further acts reasonably necessary to carry out the provisions of this Agreement.

14.2    Return of Confidential Information and Company Property

        Mr. Snyder will return to the Company upon request or upon termination of his employment and consulting with the Company all keys, credit cards, equipment, computer diskettes and other data storage media, documents, and other tangible items, produced or used by Mr. Snyder or coming into his possession by or through his contact with the Company, and which are not his personal property. Mr. Snyder also shall return to Company any tangible items which contain proprietary or confidential information of the Company, including, but not limited to, the following types of information and other information of a similar nature: discoveries; ideas; concepts; software in various stages of development; designs, drawings; specifications; techniques; models; data; source code, object code or modules; documentation; diagrams; flow charts; research; development; processes; procedures; pending patents and inventions; trade secrets; "know-how"; marketing development plans, techniques, and materials; books and records and financial data including balance sheets and profit and loss statements; costs of materials; identities, preferences, and other information related to suppliers and customers; price lists and policies.


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15. Binding Effect

        All rights and obligations under this Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, permitted assigns, and successors of the parties.

16. Entire Agreement

        This document contains the entire agreement of the parties with respect to its subject matter, and supersedes any and all agreements or understandings, whether written or oral, that may have been made between the parties prior to the date of execution. This Agreement may not be changed or terminated orally, and no change, termination or waiver of any of its provisions shall be valid, unless in writing and signed by the party against whom such claim, termination or waiver is sought to be enforced.

17. California Law

        This Agreement shall be governed and construed in accordance with the laws of the State of California.


        IN WITNESS WHEREOF, the parties have executed this agreement this 20th day of November, 1991.


ROBERT SNYDER                           ON COMMAND VIDEO CORPORATION


/s/ Robert Snyder                       By: /s/
--------------------------              --------------------------



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[ON COMMAND VIDEO LETTERHEAD]


                      EMPLOYMENT and CONSULTING AGREEMENT
                                  MODIFICATION


The date of the Employment and Consulting Agreements between On Command Video Corporation and Robert B. Fenwick and Robert Snyder is hereby changed to January 31, 1994 from November 20, 1991.

/s/ CHARLES LYONS
----------------------------
Charles Lyons
for the Board of Directors
On Command Video Corporation

Dated: 3/3/94
       ------